EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of BioAtla, Inc. for the registration of 9,679,158 shares of its common stock and to the incorporation by reference therein of our report dated March 27, 2025, with respect to the financial statements of BioAtla, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
May 6, 2025